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                             ALTERNATING WINERY AGREEMENT

The following agreement is executed between Storrs Winery ("Winery") and Scheid Vineyards and Management Company ("Customer") dated November 30, 1995, hereinafter, the "Agreement".

                                       RECITALS

WHEREAS, Customer wishes to establish its own bonded winery, hereinafter "Customer's Bonded Winery", but wishes to reduce both its start-up expenses and risk by (1) subleasing space within Winery's premise, (2) sharing Winery's equipment and facilities, (3) making use of Winery's administrative, compliance and record keeping systems and personnel and incidental equipment; and, (4) making use of Winery's winemaking expertise through it's winemaker(s) and/or cellar personnel; and

WHEREAS, Winery wishes to accommodate Customer while maintaining the orderly operation of its own winemaking activities and its ability to offer winemaking and recordkeeping services to Customer at a reasonable price; and

WHEREAS, the parties acknowledge these goals can be best achieved by defining and structuring their relationship and the services provided by Winery to Customer;

NOW THEREFORE, the parties agree as follows:

                                      AGREEMENT

                                   I. DEFINITIONS:

1. "THE BUILDING": An approximately 1600 sq. ft. building leased by Winery from Lemar Co., used by Winery in its winemaking/warehousing business, located at 303 Potraro Street, No. 35, Santa Cruz, California, and as shown in Attachment A.

2. "DEDICATED PREMISE": Established in the "Sublease" section of this agreement, a specified area reaching from floor to ceiling in the Building, as identified in Attachment A, in which Customer's Bonded Winery is located.


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3.  "WINERY PREMISE":  The entire remaining area of the Building.

4. "ALTERNATING PREMISE": A space in the Winery Premise which is operated alternately by Winery and Customer to conduct their respective winemaking activities.

5. "THE REGULATION": Section 24.136, "Procedure for Alternating Proprietors", in Vol. 55, No. 118 of the Federal Register published June 19, 1990, (27 CFR Part et al, "Revision and Recodification of Winery Regulations: Final Rule", Bureau of Alcohol, Tobacco and Firearms, U.S. Department of the Treasury). This
section is attached hereto as Attachment B.

6. "THE PROCEDURE": A written procedure which shall be prepared by Winery and which shall conform to the Regulation, which shall govern the operations of the Alternating Premise.

7. "ATF": The Bureau of Alcohol, Tobacco and Firearms, U.S. Department of the Treasury.

8.  "ABC": The Department of Alcoholic Beverage Control, State of California.

                                     II. SUBLEASE

The Winery will segregate a Dedicated Premise within the Building for the Customer's Bonded Winery. The size of the Dedicated Premise will be approximately 128 sq ft. and rent of $500.00 per month will be due and payable by Customer to Winery on the first day of each month. The Dedicated Premise will be for the exclusive use of Customer.

USE: Customer will use the Dedicated Premise for normal winemaking activities and will not use any other space in the Building except the Alternating Premise.

FIRE INSURANCE: Winery shall be responsible to pay for fire insurance for the Building itself. Customer shall be responsible to pay insurance related to its personal and business property in the Building.

UTILITIES: Winery shall pay for all water, gas, light and power, and all other services provided to the Dedicated Premise.


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ENTRY BY WINERY:  Customer shall permit Winery and/or Landlord to enter into and upon the Dedicated or Alternating Premises at all reasonable times for the purpose of inspecting or repairing or to make alterations or additions to any portion of said Premises.

ENTRY BY REGULATORY OFFICIALS: Winery shall permit regulatory officials to cross the Winery Premise in order to inspect the Dedicated Premise.

                               III. ALTERNATING PREMISE

Winery will make available to Customer, equipment and facilities including tanks at mutually convenient times during the term of this Agreement. Such equipment and facilities and the area in which they are located will constitute the Alternating Premise. Tanks may be operated individually as an Alternating Premise for normal winery operations. When the Alternating Premise is used for Customer's winemaking activities, it will be under the control of the Customer.

REGULATION AND PROCEDURE: The Alternating Premise shall be governed by the Regulation and Procedure as defined above. Winery and Customer hereby commit themselves to operate in accordance with the Regulation and each party agrees to follow ATF and ABC regulations, as well as any specific conditions or guidelines established by the regulatory agencies regarding the alternation of proprietors in a winery.

RECORD KEEPING: A log will be maintained by Winery to document the time and date each of the parties uses any portion of the Alternating Premise.

SCHEDULING OF ALTERNATING PREMISE: The Winery shall schedule use of the Alternating Premise.

                                  IV. CRUSH SERVICES

Since Customer does not have its own crush facility, Winery agrees to crush grapes and deliver grape must or juice to the Dedicated Premise or the Alternating Premise for fermentation. Customer agrees to pay Winery for Crush Services according to Winery's current fee schedule in effect at the time services are provided.


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                                  V. WINERY SERVICES

WINEMAKING ACTIVITIES: Customer hereby contracts with Winery to perform winemaking activities on Customer's grapes and wine in the Dedicated and Alternating Premises. When Winery is providing such services, Winery is acting as Customer's independent contractor. The scope and fees of such services will be established by a separate agreement between Winery and Customer.

RECORDKEEPING: Customer hereby contracts with Winery to perform all recordkeeping required in connection with Customer's Dedicated and Alternating Premises, including but not limited to, records and reports regarding wine production, storage, bottling, shipping and tax determination. Customer will use the tax information to report and pay its wine excise taxes. Customer agrees to execute documents sufficient to grant Winery employees the necessary authority to execute the aforementioned recordkeeping on Customer's behalf.

Winery is acting as Customer's independent contractor when Winery is performing recordkeeping services for Customer. Customer's records will be maintained by Winery as independent files in its computer and/or manual records at its premise. Customer hereby authorizes Winery to make copies of Customer's records available for inspection by regulatory agencies, and Winery agrees to do so upon request.

                        VI. CUSTOMER COMPLIANCE AND LIABILITY

Customer will be responsible for the initial compliance setup of the Dedicated Premise including the premiums necessary to establish the surety bond for Customer's Dedicated Premise and all other licenses or permits required by state and federal agencies. Customer acknowledges that it is ultimately responsible for its own winemaking activities, winery recordkeeping and reporting, occupational and exise taxes, and for any violations on its premises or any portion of the Alternating Premises during its period of control.

                                      VII. TERM

This agreement shall be in effect for an initial term of three years, commencing January 1, 1996. The Agreement shall be extended


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for a one year term unless written notice of its intention to terminate this
Agreement is given by either party to the other on or before June 30, 1998.

Each one year term the Agreement is extended, either party may notify the other as specified above by June 30 of that year and this Agreement shall terminate at the end of such one year term. Otherwise, the Agreement will be extended for an additional one year term.

                               VIII. GENERAL PROVISIONS

Nothing in this Agreement establishes or shall be construed to establish a Partnership or Joint Venture between Winery and Customer. Any services rendered by Winery to Customer are as an Independent Contractor, not as an employee, agent, partner, or joint venturer.

TITLE TO WINE: Title to Customer's wine will remain with Customer at all times. It shall be the responsibility of Customer to pay all federal, state and local taxes when due.

LICENSING: Customer warrants that it has, or will obtain all necessary licenses and permits to comply with federal and state regulations. Copies of these documents will be given to Winery.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


              Storrs Winery ("Winery")


              By: /s/ Steven J. Storrs
                 -----------------------
              Steven J. Storrs - Owner/Winemaker



              Scheid Vineyards and Management Co. ("Customer")


              By: /s/ Scott D. Scheid
                 ------------------------
              Scott D. Scheid - Vice President


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